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                                                                  Exhibit 11(b)

                    [Goodwin, Procter & Hoar LLP letterhead]



                                October 30, 1996

The Pilot funds
3435 Stelzer Road
Columbus, OH 43219

Ladies and Gentlemen:

        We hereby consent to the incorporation by reference in Post-Effective Amendment No. 32 (the "Amendment") to the Registration Statement (No. 2-78440) on Form N-1A of The Pilot Funds (the "Registrant"), a Massachusetts business trust, of our opinion with respect to the legality of the shares of the Registrant representing interests in the Pilot Short-Term U.S. Treasury Fund, Pilot Short-Term Diversified Assets Fund, Pilot Short-Term Tax-Exempt Diversified Fund, Pilot Missouri Short-Term Tax Exempt Fund, Pilot Intermediate U.S. Government Securities Fund, Pilot U.S. Government Securities Fund, Pilot Intermediate Municipal Bond Fund, Pilot Municipal Bond Fund, Pilot Equity Income Fund, Pilot Growth and Income Fund, Pilot Small Capitalization Equity Fund, and Pilot International Equity Fund series of the Registrant (the "Funds"), which opinion was filed with the Registrant's Annual Notice on form 24F-2 on October 30, 1996, and our opinion with respect to the legality of the shares of the Registrant representing interests in the Pilot Diversified Bond Income Fund and Pilot Growth Fund series of the Registrant (also "Funds"), which opinion was filed with the Registrant's Registration Statement on Form N-14 on July 5, 1996.

        We also hereby consent to the references to this firm in the Statement of Additional Information for the Funds under the heading "Independent Accountants Counsel" which form a part of the Amendment and to the filing of this consent as an exhibit to the Amendment.

                                Very truly yours,



                                GOODWIN, PROCTER & HOAR LLP